Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 2, 2006 (the “Agreement), is made by and between IT&E International Group., a Nevada corporation (“IT&E Nevada”), and IT&E International Group, Inc., a Delaware corporation (“IT&E Delaware”). IT&E Nevada and IT&E Delaware are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

A.   IT&E Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 660,000,000 shares, 650,000,000 of which are common stock, $0.001 par value per share, and 10,000,000 of which are preferred stock, $0.001 par value per share. As of the date hereof, 100 shares of common stock of IT&E Delaware were issued and outstanding, all of which were held by IT&E Nevada, and no shares of preferred stock were issued and outstanding.

B.   IT&E Nevada is a corporation duly organized and existing under the laws of the State of Nevada and has an authorized capital of 250,000,000 shares of common stock, $.001, and 2,820,000 of which are preferred stock, $0.001 par value, all of which are designated as Series A Preferred Stock. As of the date hereof, 60,448,875 shares of common stock of IT&E Nevada were issued and outstanding.

C.   The Board of Directors of IT&E Nevada has determined that, for the purpose of effecting the reincorporation of IT&E Nevada in the State of Delaware, it is advisable and in the best interests of IT&E Nevada and its shareholders that IT&E Nevada merge with and into IT&E Delaware upon the terms and conditions herein provided.

D.   The respective Boards of Directors of IT&E Delaware and IT&E Nevada have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and shareholders and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, IT&E Delaware and IT&E Nevada hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

MERGER

1.    Merger.  In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Nevada General Corporation Law, IT&E Nevada shall be merged with and into IT&E Delaware (the “Merger”), the separate existence of IT&E Nevada shall cease and IT&E Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. IT&E Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.”  The name of Surviving Corporation shall be IT&E International Group, Inc.

a.  Filing and Effectiveness.  The Merger shall become effective when the following actions shall have been completed: (i) this Agreement and the Merger shall have been adopted and approved by the shareholders and sole stockholder of each Constituent Corporation, as applicable, in accordance with the requirements of the Nevada General Corporation Law and the Delaware General Corporation Law; (ii) all of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; (iii) an executed certificate of merger or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware; and (iv) an executed certificate of merger or an executed counterpart of this Agreement meeting the requirements of the Nevada General Corporation Law shall have been filed with the Secretary of State of the State of Nevada. The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

b.  Effect of Merger.  Upon the Effective Date of the Merger, the separate existence of IT&E Nevada shall cease and IT&E Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and IT&E Nevada’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of IT&E Nevada in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of IT&E Nevada as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of IT&E Nevada in the same manner as if IT&E Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the Nevada General Corporation Law.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

1.    Certificate of Incorporation.  The certificate of incorporation of IT&E Delaware as in effect immediately prior to the Effective Date of the Merger, a copy of which is attached hereto as Exhibit A, shall continue in full force and effect as the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.    Bylaws.  The bylaws of IT&E Delaware as in effect immediately prior to the Effective Date of the Merger, a copy of which is attached hereto as Exhibit B, shall continue in full force and effect as the bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

3.    Directors and Officers.  The directors and officers of IT&E Nevada immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, or the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

ARTICLE III

MANNER OF CONVERSION OF STOCK

1.    IT&E Nevada Common Stock.  Upon the Effective Date of the Merger, each share of IT&E Nevada common stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) share of fully paid and non-assessable shares of common stock, $0.001 par value per share, of the Surviving Corporation and each stock certificate representing common stock of IT&E Nevada outstanding as of the effective time shall thereafter represent a number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of IT&E Nevada represented by such certificate immediately prior to the Effective Date of the Merger.

2.    IT&E Delaware Common Stock.  Upon the Effective Date of the Merger, each share of IT&E Delaware common stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by IT&E Delaware, the holder of such shares or any other person, be cancelled and returned to the status of authorized but unissued shares.

3.    IT&E Nevada Options and Equity Incentive Plan.  Upon the Effective Date of the Merger, each share of IT&E Nevada subject to an issued and outstanding stock option grant (each, a “IT&E Nevada Option”) shall be converted into and become rights with respect to IT&E Delaware common stock, and IT&E Delaware shall assume each such IT&E Nevada Option in accordance with the terms and conditions of the IT&E Nevada 2005 Equity Incentive Plan (the “IT&E Nevada Plan”) which shall also be assumed by IT&E Delaware. From and after the Effective Date of the Merger, each IT&E Nevada Option may be exercised solely for shares of IT&E Delaware common stock and otherwise shall continue in full force and effect and the other terms and provisions of such IT&E Nevada Options shall remain unchanged; provided however, that each IT&E Nevada Option assumed by IT&E Delaware shall, in accordance with its terms remain subject to all further adjustments as provided in the IT&E Nevada Plan, as assumed by IT&E Delaware, or in the granting documentation for such IT&E Nevada Option.

4.    IT&E Nevada Warrants.  Following the Effective Date of the Merger, all warrants to purchase shares of IT&E Nevada common stock (“IT&E Nevada Warrants”) shall remain in effect in accordance with their terms except that each IT&E Nevada Warrant shall be a warrant to purchase shares of IT&E Delaware common stock.

5.    Exchange of Certificates.  After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of IT&E Nevada common stock may, at such shareholder’s option, surrender the same for cancellation to Holladay Stock Transfer, Inc., as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s common stock into which the surrendered shares were converted as set forth in Article III, Section 1 above. Unless and until so surrendered, each outstanding certificate theretofore representing shares of IT&E Nevada common stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation’s common stock into which such shares of IT&E Nevada common stock were converted in the Merger as set forth in Article III, Section 1 above. The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such outstanding certificate as provided above. Each certificate representing common stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of IT&E Nevada so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation. If any certificate for shares of the Surviving Corporation’s common stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to IT&E Delaware or the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or established to the satisfaction of IT&E Delaware that such tax has been paid or is not payable.

ARTICLE IV

GENERAL

1.    Covenants of IT&E Delaware.  IT&E Delaware covenants and agrees that it will, on or before the Effective Date of the Merger: (a) file any and all documents with the State of Nevada necessary for the assumption by IT&E Delaware of all of the franchise tax liabilities of IT&E Nevada; and (b) take such other actions as may be required by the Nevada General Corporation Law.

2.    Further Assurances.  From time to time, as and when required by IT&E Delaware or by its successors or assigns, there shall be executed and delivered on behalf of IT&E Nevada such deeds and other instruments, and there shall be taken or caused to be taken by IT&E Delaware and IT&E Nevada such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by IT&E Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of IT&E Nevada and otherwise to carry out the purposes of this Agreement, and the officers and directors of IT&E Delaware are fully authorized in the name and on behalf of IT&E Nevada or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.    Abandonment.  At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either IT&E Nevada or of IT&E Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of IT&E Nevada or the sole stockholder of IT&E Delaware, or both.

4.    Amendment.  The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of Delaware and Nevada, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders or sole stockholder of either Constituent Corporation, as applicable, shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger; or (c) allow or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.    Agreement.  Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California  92075.

6.    Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Nevada General Corporation Law.

7.    Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in two counterparts, by facsimile, or both, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the day and year first written above.

IT&E INTERNATIONAL GROUP

By:	/s/ Peter Sollenne
Print Name:	Peter Sollenne
Title:	Chief Executive Officer

IT&E INTERNATIONAL GROUP, INC.

By:	/s/ Peter Sollenne
Print Name:	Peter Sollenne
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger